The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to the underlying asset to which the Index is linked (the “Underlying Asset”), while targeting a level of implied volatility, with a maximum exposure to the Underlying Ass et of 500% and a minimum exposure to the Underlying Asset of 0%. Following a consultation with market participants conducted by MerQube (the “Index Sponsor”) to solicit feedback on potential changes to the Underlying Asset, the Index Sponsor has announced that, effective on or about February 9, 2024 (t he “Amendment Effective Date”), the Underlying Asset will cease to be an unfunded rolling position in E - Mini Nasdaq - 100 futures (the “Futures Contracts” ) and will instead be an unfunded position in the Invesco QQQ Trust SM , Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. The Index Sponsor has requested any feedback from market participants in respect of the Amendment Effective Dat e to be provided by January 31, 2024. The Index is subject to a 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, t he performance of the Underlying Asset will be subject to a notional financing cost deducted daily. The Futures Contracts reference the Nasdaq - 100 Ind ex ® , which is a modified market capitalization - weighted index of 100 of the largest non - financial securities listed on The Nasdaq Stock Market based on m arket capitalization. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq - 100 Ind ex ® . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily and, beginning on or about the Amendment Effective Date, the performance of the QQQ Fund will be subject to a notional financing cost that accrues daily. Pricing Date: January 12, 2024 Final Review Date: January 12, 2029 Maturity Date: January 18, 2029 Review Dates: Quarterly Barrier Amount: 55.00% of the Initial Value Call Value: 100.00% of the Initial Value CUSIP: 48134TGQ1 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134TGQ1/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $880.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Ch ase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of the Index on any Review Date is greater than or equal to the Call Value, the notes will be automatica lly called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payab le on the applicable Call Settlement Date. No further payments will be made on the notes . Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Barrier Amount, you will rec eive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value is less than the Barrier Amount, your payment at maturity pe r $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) If the notes have not been automatically called and the Final Value is less than the Barrier Amount, you will lose more than 45. 00% of your principal amount at maturity and could lose all of your principal amount at maturity. Hypothetical Amount Payable** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yr Auto Callable Review Notes linked to the MerQube US Tech+ Vol Advantage Index North America Structured Investments Total Return at Final Review Date Total Return at Third Review Date Total Return at Second Review Date Total Return at First Review Date Index Return at Review Date 100.00% 20.00% 15.00% 10.00% 100.00% 100.00% 20.00% 15.00% 10.00% 80.00% 100.00% 20.00% 15.00% 10.00% 40.00% 100.00% 20.00% 15.00% 10.00% 20.00% 100.00% 20.00% 15.00% 10.00% 10.00% 100.00% 20.00% 15.00% 10.00% 0.00% 0.00% N/A N/A N/A - 5.00% 0.00% N/A N/A N/A - 10.00% 0.00% N/A N/A N/A - 20.00% 0.00% N/A N/A N/A - 40.00% 0.00% N/A N/A N/A - 50.00% 0.00% N/A N/A N/A - 55.00% - 55.01% N/A N/A N/A - 55.01% - 60.00% N/A N/A N/A - 60.00% - 80.00% N/A N/A N/A - 80.00% - 100.00% N/A N/A N/A - 100.00% Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. * In each case, to be determined on the Pricing Date, but not less than the applicable minimum Call Premium listed. ** Not all Review Dates reflected. Reflects a Call Premium of 20.00% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 20.00% per annum. The “total return” as used above is the number expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower . Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement. Call Premium* Review Date Call Premium* Review Date At least 60.00% Eleventh At least 10.00 % First At least 65.00 % Twelfth At least 15.00 % Second At least 70.00 % Thirteenth At least 20.00% Third At least 75.00% Fourteenth At least 25.00 % Fourth At least 80.00 % Fifteenth At least 30.00 % Fifth At least 85.00 % Sixteenth At least 35.00 % Sixth At least 90.00% Seventeenth At least 40.00% Seventh At least 95.00 % Eighteenth At least 45.00 % Eighth At least 100.00% Final At least 50.00 % Ninth At least 55.00 % Tenth Terms supplement to the prospectus dated April 13, 2023 the prospectus supplement dated April 13, 2023, the product supplemen t n o. 4 - I dated April 13, 2023 and the underlying supplement no. 5 - I dated April 13, 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated December 28, 2023 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The level of the Index will include a 6.0% per annum daily deduction. • The level of the Index will include the deduction of a notional financing cost. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • The benefit provided by the Barrier Amount may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as “JPMS”) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. • Changes to the Index could result in materially adverse tax consequences for U.S. federal tax purposes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Selected Risks (continued) Risks Relating to the Index Generally • The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Asset. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be significantly uninvested. • An investment in the notes will be subject to risks associated with non - U.S. securities. • Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject to inherent limitations, and the historical and hypothetical back - tested performance of the Index are not indications of its future performance, • The Index was established on June 22, 2021 and may perform in unanticipated ways. Risks Relating to the Futures Contracts* • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is subject to significant risks associated with futures contracts, including volatility. • The futures contracts do not reflect “total returns.” • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. Risks Relating to the QQQ Fund • The QQQ Fund is subject to management risk. • The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of the QQQ Fund’s underlying index as well as the net asset value per share. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yr Auto Callable Review Notes linked to the MerQube US Tech+ Vol Advantage Index *These risks will apply to the Index and the notes only until the Amendment Effective Date. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” and “Annex A — Supplemental Risk Factors Relating to the Index” in the applicable preliminary pricing supplement for additional information.